Quanta Announces “Town Hall” Style Shareholder Update for May 21, 2020 at 1:30 PM ET

BURBANK, Calif. / May 20, 2020 / Quanta, Inc. (OTCPK: QNTA), an applied sciences company based on a quantum biology platform that significantly boosts the potency and efficiency of any plant-based matter, today announced a virtual “Town Hall” style investor event, which will be broadcast live over the internet on May 21, 2020 at 1:30 PM ET. Eric Rice, the company’s Chief Executive Officer, will lead the session and provide a shareholder update on recent events at Quanta, with Q&A to follow.

This virtual meeting is open to the public and will consist of a live broadcast audio and video stream, with an open Q&A chat feature accessible. All attendees are required to register to participate. Please access this registration link and follow instructions at: https://us02web.zoom.us/webinar/register/WN_ipizgycAQZGSKWdYTs57ew

Questions may also be submitted in advance by email to Peter Seltzberg, Investor Relations for Quanta, at the email address below. A rebroadcast will also be made available to the public on the company’s corporate website (below) and by request for those unable to attend the live event.

About Quanta:

Quanta, Inc. (“Quanta”) is a cutting-edge technology platform whose patented, proprietary technology harnesses advances in quantum biology to increase the potency of active ingredients. Currently, Quanta supports product formulations in pain management, anti-inflammation, skincare, anti-aging, nutritional supplements, and plant-based consumables. Ultimately, Quanta’s mission is to deliver better, more effective ingredients to elevate product efficacy, reduce waste and facilitate healthier, more sustainable consumption.

The established resonance theory behind Quanta’s polarization process has many potential applications. From potentiating bio-ingredients to produce more-effective carbon-trapping plants to transformative anti-aging solutions Quanta’s technology has the opportunity to upend how commercial products are made and the benefits from them. Already we see multi-trillion-dollar global industries benefiting from Quanta’s technology. You can find more about Quanta at https://buyquanta.com/.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this presentation are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to fund our operations; fluctuations in our financial results; changes in laws and regulations regarding the cannabis industry and service providers in the cannabis industry; reliance on key personnel; our ability to compete effectively; acceptance of our products by customers; and other risk factors set forth from time to time in our SEC filings. Quanta assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contacts:

Darrow Associates, Inc.

Peter Seltzberg, Managing Director, IR

pseltzberg@darrowir.com

(516) 419-9915